Exhibit 99.1

For Release

CONTACTS:

Lynn Schroeder	Randy Bresee	Kristyn Hutzell
Investor Relations	CFO	The Global Consulting Group
831-427-7399	831-427-7261	925-946-9392
lynnsc@tarantella.com	randy@tarantella.com	kristyn.hutzell@tfn.com

Tarantella, Inc. Provides Preliminary Fiscal 2003 Third Quarter Results

Aggressive Expense Reduction Underscores Commitment to Profitability

Santa Cruz, CA (July 24, 2003) – Tarantella, Inc. (Nasdaq: TTLA) today provided preliminary financial results for its fiscal third quarter ended June 30, 2003. Revenue for the fiscal third quarter is expected to be in the range of $2.9–$3.1 million. The company will release definitive results for the third quarter on August 12, 2003 at 1:45 p.m. PDT.

Doug Michels, chief executive officer of Tarantella stated, “The preliminary results we are announcing today were impacted by the discovery of isolated business practices in our North European territory that required immediate changes in sales personnel within this region. Decisive measures were taken to remedy the situation, resulting in the delay of some projected transactions. We expect the Northern European territory to be back on track in our fourth fiscal quarter.”

Michels continued, “We remain committed to achieving near-term profitability from operations. Given the ongoing economic climate and the difficulty predicting the timing of our customers’ deployment of projects in our pipeline, we believe it is prudent to reduce our operating expenses to a lower level. Today we are announcing a reduction of approximately 30% in our worldwide workforce and additional actions to reduce overall operating expense by more than 20%, which includes a reduction of approximately 50% in executive compensation costs. We believe this expense level is cash flow positive and EBITDA break-even at $4 million in quarterly revenue. These actions, while painful, are necessary to ensure our long term success and achieve positive operating income and cash flow at demonstrated revenue levels.”

Michels concluded, “The integration of New Moon Systems Inc., a company acquired by Tarantella in early June, is proceeding ahead of schedule despite anticipated disruptions related to the transaction. We look forward to reaping the benefits of this business combination over the coming quarters.”

Further discussion of these actions will occur during the earnings call on August 12th. Interested investors may access the call that day on Tarantella’s web site at www.tarantella.com/investor or in audio mode by dialing (800) 901-5248 or (617) 786-4503. The call will be available for audio replay for 10 days following the call by dialing (888) 286-8010 or (617) 801-6888 with the conference ID of 64487503.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

For Tarantella Investors

This release contains forward-looking statements, including statements relating to the Company’s expectations regarding profitability and its anticipated growth in revenues, the ability to close sales, increased interest and demand for its products, anticipated growth of its customer base and the anticipated benefits from a decrease in expenses and integration of New Moon Systems products and personnel, which are based on current expectations, that involve risks and uncertainties.

The Company’s actual results may differ materially from the results discussed in these forward-looking statements. Factors that may contribute to such a difference include,

but are not limited to, changes in customer implementation plans, conclusion or success of strategic relationships and opportunities, timely availability of products, the impact of competitive products, uncertainty in domestic and international economies and markets, risks of dependence upon strategic partners, impact and success of industry partnerships, the Company’s ability to achieve projected revenue growth, control expenses and achieve profitability, the Company’s ability to manage its cash, as well as general market conditions including the Company’s ability to compete in the highly competitive and rapidly changing marketplace, and other risks detailed from time to time in the Company’s SEC filings, including forms 10-Q and 10-K. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Tarantella, Inc.

Tarantella is a leading provider of secure, application access and management software that enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gaps between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.